                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.


                              HARSCO CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[Harsco Corporation Logo]

NOTICE OF
1999 MEETING
AND PROXY
STATEMENT

[Harsco Corporation Logo]

HARSCO CORPORATION
P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888

March 23, 1999

To Our Stockholders:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders of your Company, which will be held on Tuesday, April 27, 1999, beginning at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement which follow. We look forward to greeting as many of our stockholders as possible.

For this year's Annual Meeting, the Company is providing stockholders with the opportunity to vote your shares by calling a toll-free number and following the instructions on your Proxy Card.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card, in the postage-paid envelope provided, or vote by telephone, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy promptly will be appreciated.

Sincerely,

/s/ D. C. Hathaway
D. C. Hathaway
Chairman and Chief
Executive Officer

HARSCO CORPORATION
P.O. Box 8888
Camp Hill, Pennsylvania 17001-8888

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation will be held on Tuesday, April 27, 1999, at 10 a.m. at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

   1. Election of four Directors to serve until the 2002 Annual Meeting of Stockholders, and until their successors are elected and qualified;

   2. Considering the approval of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1999; and

   3. Such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 8, 1999, as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. The polls will open at 9:30 a.m. on the date of the Annual Meeting and will close at approximately 10:15 a.m. Proxies will be accepted continuously from the time of mailing until the closing of the polls.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES, OR VOTE BY TELEPHONE, FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,
/s/ Paul C. Coppock
Paul C. Coppock
Senior Vice President, Chief Administrative Officer,
General Counsel and Secretary
March 23, 1999

                                PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement has been prepared in connection with the solicitation by the Board of Directors of Harsco Corporation, a Delaware corporation (the "Company"), of Proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company, to be held April 27, 1999, or at any adjournment or adjournments of such Annual Meeting.

     The record date for stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 8, 1999. On the record date, there were issued and outstanding 41,201,085 shares of the Company's common stock, $1.25 par value (the "common stock"). This figure does not include 24,924,475 shares reacquired and held by the Company as treasury stock which will not be voted. All such shares are one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name. The presence, in person or by proxy, of a majority of the issued and outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the shares cast at the Annual Meeting will be required to act on the election of directors. Assuming that a quorum is present, the affirmative vote of the holders of at least a majority of the shares of common stock of the Company entitled to vote present in person or by proxy, will be required with respect to the appointment of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year and on all other matters to come before the Annual Meeting.

     In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but specifically abstains from voting on a matter or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters ("broker non-votes"). In conformity with Delaware law, abstentions and broker non-votes will not be treated as votes cast with respect to election of directors, and therefore will not affect the outcome of such matter. With respect to each other matter presented at the Annual Meeting, abstentions will be treated as negative votes on such matters, while broker non-votes will not be counted in determining the outcome.

     The shares of common stock represented by each properly executed proxy received by the Board of Directors will be voted at the Annual Meeting in accordance with the instructions specified therein. If no instructions are specified, such shares of common stock will be voted FOR the election of nominees for Directors and FOR the adoption of the appointment of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year. The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment thereof, the persons voting the proxies will vote them in accordance with their best judgment. Any proxy may be revoked by notifying the Secretary of the Company in writing at any time prior to the voting of the proxy.

     The principal executive offices of the Company are located at 350 Poplar Church Road, Wormleysburg, Pennsylvania (mailing address: P.O. Box 8888, Camp Hill, Pennsylvania 17001-8888). This Proxy Statement and accompanying Notice of Meeting and Proxy Card are first being mailed to stockholders on or about March 23, 1999.

ELECTION OF DIRECTORS

     The Company currently has eleven Directors, of whom four have a term of office which will expire at the 1999 Annual Meeting. The Company's By-laws authorize the Board of Directors to fix the number of Directors from time to time, provided that such number will not be less than five nor more than twelve. In accordance with the By-laws, the Board of Directors has fixed the number of Directors at eleven.

     At the 1986 Annual Meeting of Stockholders, a classified Board was adopted and elected by the Company's stockholders. Under this system, the Board of Directors is divided into three classes. One class is elected each year for a three-year term. The class whose term will expire at the 1999 Annual Meeting of Stockholders consists of four Directors. The stockholders are asked to vote FOR Ms. Scanlan and Messrs. Sordoni, Viviano and Wilburn, all of whom have been duly nominated by the Board of Directors, upon the recommendation of the Nominating Committee, to serve a term of office until the 2002 Annual Meeting of Stockholders and their respective successors have been elected and qualified. However, should any nominee become unavailable or prove unable to serve for any reason, Proxies will be voted for the election of such other person or persons as the Board of Directors may select to replace such nominee. No circumstance is presently known which would render any nominee named herein unavailable to serve.

     Each person named as a nominee for Director has advised the Company of the nominee's willingness to serve if elected. The information set forth below states the name of each nominee for Director and of each Director continuing in office, his or her age, a description of present and previous positions, the year in which he or she first became a Director of the Company, business experience, other directorships held and the Committees of the Board on which the individual serves.

     The Board of Directors met eight times during the fiscal year ended December 31, 1998. Each of the Directors of the Board attended at least 75% of the meetings of the Board and all Committees on which the Director served.

NOMINATING COMMITTEE

     The Nominating Committee recommends periodically to the Board prospective Director candidates in light of resignations, retirements, or other changes in the composition of the Board; proposes to the Board by January of each year a slate of Directors for submission to the stockholders at the Annual Meeting; and represents the Board in discussions with prospective Director candidates. At the present time, the Nominating Committee will accept nominations only from Directors and officers of the Company. The Nominating Committee met three times in 1998.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

     The Management Development and Compensation Committee administers the Company's executive compensation policies and programs, advises the Board concerning election of officers and executive salaries, and reviews and consults with appropriate members of management with respect to organizational matters. Areas of responsibility include, but are not necessarily limited to, planning for management succession at the corporate and division level, particularly in senior executive ranks, recommending to the Board the annual base salary of corporate officers and division presidents, authorizing awards under the Company's 1995 Executive Incentive Compensation Plan and advising the Board regarding the institution or amendment of any incentive or contingent compensation plan applicable to officers of the Company. The Management Development and Compensation Committee met six times in 1998. For additional information regarding the policies and mission of the Compensation Committee see the "Board

Compensation Committee Report on Executive Compensation" which appears beginning on page 8 of this Proxy Statement.

AUDIT COMMITTEE

     The Audit Committee meets with members of management, the independent accountants and internal auditors and reviews and approves the scope of audit and non-audit services, reviews the results of the annual audit and any accounting or disclosure questions encountered in the course of the annual audit and reviews the adequacy of internal controls and other financial issues. The Audit Committee met three times in 1998.

DIRECTORS' COMPENSATION

     Non-employee Directors ("Outside Directors") of the Company currently receive compensation of $26,000 per year plus $1,000 for participation at each meeting of the Board and $900 for each committee meeting. Outside Directors who are chairmen of the Audit and Nominating Committees receive additional compensation of $3,000 per year and the Chairman of the Management Development and Compensation Committee receives additional compensation of $4,000 per year. Certain Outside Directors also receive compensation for special assignments in their capacity as Director at the rate of $900 per day.

     Outside Directors are eligible to receive grants of nonqualified stock options. Individuals who are Outside Directors on the first business day of May of each year will automatically be granted on that date a nonqualified stock option to purchase 2,000 shares of the Company's common stock at a price equal to the market value on the date of grant. The Compensation Committee has no discretion as to the eligibility, exercise price or size of awards to Outside Directors. On May 1, 1998, the Company granted stock options in the amount of 2,000 shares each to the Outside Directors. The options permit the holders to purchase shares at the price of $46.16 per share, exercisable in whole or in part commencing one year after the date of grant and expiring on April 30, 2008.

     The Company maintains a Deferred Compensation Plan for Non-Employee Directors ("Deferred Compensation Plan") which allows each Outside Director to elect to defer receipt of all or any portion of the director compensation until a future date selected by the Director. The Director elects to hold the accumulated deferred compensation in either an interest-bearing account or a Harsco phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of the Company's common stock based upon the number of shares of common stock that compensation payable on a given date would have purchased at the market price of the stock on that date. Dividends that would be earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash based upon the market price of the common stock on the date of payment. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

     The Company had previously maintained a non-qualified pension plan for Directors but terminated that plan in 1996. Directors who are actively employed by the Company receive no additional compensation for serving as Directors and by policy, the Company does not pay consulting or professional service fees to Directors.

                      NOMINEES FOR TERMS EXPIRING IN 2002

                                                                                            DIRECTOR
                                                    POSITION WITH THE COMPANY               OF THE
         NAME                 AGE                 AND PRIOR BUSINESS EXPERIENCE             COMPANY
         ----                 ---                 -----------------------------             SINCE
                               51        Since 1996, President and Chief Executive          1998
[C. F. Scanlan photo]                    Officer of The Health Alliance of Pennsylvania
     C. F. Scanlan                       (representation and advocacy organization) and
                                         Executive Vice President and Chief Operating
                                         Officer since 1995. President and Chief
                                         Executive Officer of The Hospital and
                                         Healthsystem Association of Pennsylvania since
                                         1995. Executive Vice President of the
                                         Healthcare Association of New York State from
                                         1987 to 1995.
                                         Member of the Management Development and Com-
                                         pensation Committee.

                               55        Chairman of Sordoni Construction Services, Inc.    1988
[A. J. Sordoni, III                      (building construction and management services
photo]                                   company) and has been employed by that company
  A. J. Sordoni, III                     since 1967. Mr. Sordoni is the former Chairman
                                         and Director of C-TEC Corporation
                                         (telecommunications) and Mercom, Inc. (cable
                                         television) and a past Director of Pennsylvania
                                         Gas and Water Co. and United Penn Bank.
                                         Member of the Audit Committee, the Management
                                         Development and Compensation Committee and the
                                         Nominating Committee.

                               60        Vice Chairman of Hershey Foods Corporation. Was    1999
[J. P. Viviano photo]                    President and Chief Operating Officer of
     J. P. Viviano                       Hershey Foods Corporation from 1994 to 1998
                                         (confectionery and grocery products). Mr.
                                         Viviano is a director of Hershey Foods
                                         Corporation, Chesapeake Corporation and Huffy
                                         Corporation.

                               55        President and Chief Executive Officer of the       1986
[R. C. Wilburn photo]                    Colonial Williamsburg Foundation (historic
     R. C. Wilburn                       preservation and educational outreach
                                         organization). Former President of Carnegie
                                         Institute and Carnegie Library (educational and
                                         cultural complex) located in Pittsburgh,
                                         Pennsylvania. From 1983 to 1984, Mr. Wilburn
                                         served as the Secretary of Education for the
                                         Commonwealth of Pennsylvania. From 1979 to
                                         1983, Mr. Wilburn served as the Secretary of
                                         Budget and Administration for the Commonwealth
                                         of Pennsylvania. He is a Director of Crestar
                                         Bank.
                                         Chairman of the Nominating Committee; member of
                                         the Audit Committee and Executive Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

                                                                                            DIRECTOR
                                                    POSITION WITH THE COMPANY               OF THE
         NAME                 AGE                 AND PRIOR BUSINESS EXPERIENCE             COMPANY
         ----                 ---                 -----------------------------             SINCE
[D. C. Hathaway photo]         54        Chairman and Chief Executive Officer. Was          1991
    D. C. Hathaway                       Chairman, President and Chief Executive Officer
                                         from April 1, 1994 to January 1, 1998.
                                         President and Chief Executive Officer from
                                         January 1, 1994 to April 1, 1994. Was President
                                         and Chief Operating Officer of the Company from
                                         May 1, 1991 to January 1, 1994. Served as
                                         Senior Vice President-Operations from 1986 to
                                         May 1991 and as Group Vice President from 1984
                                         to 1986. Prior to 1984, was Chairman and Chief
                                         Executive Officer of Dartmouth Investments
                                         Limited in the United Kingdom which was
                                         acquired by the Company in 1979.
                                         Chairman of the Executive Committee.

[J. J. Jasinowski              60        President of the National Association of           1999
photo]                                   Manufacturers (business advocacy and policy
   J. J. Jasinowski                      association) since 1990, and was its Executive
                                         Vice President and Chief Economist from 1980 to
                                         1990. Mr. Jasinowski is also an author and
                                         commentator on economic, industrial and
                                         governmental issues. Mr. Jasinowski is a
                                         director of Phoenix Home Life Insurance and
                                         President of the Washington Tennis and
                                         Education Foundation.

[R. F. Nation photo]           73        Retired as President of Penn Harris Company        1983
     R. F. Nation                        (hotel) in 1995. Mr. Nation has been involved
                                         in a variety of activities in community, state
                                         and industrial areas.
                                         Chairman of the Management Development and
                                         Compensation Committee and member of the Execu-
                                         tive Committee.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2001

                                                                                            DIRECTOR
                                                    POSITION WITH THE COMPANY               OF THE
         NAME                 AGE                 AND PRIOR BUSINESS EXPERIENCE             COMPANY
         ----                 ---                 -----------------------------             SINCE
[L.A. Campanaro photo]         50        President and Chief Operating Officer since        1998
    L. A. Campanaro                      January 1, 1998. Previously was Senior Vice
                                         President and Chief Financial Officer from
                                         April 1994, prior to which he served as Senior
                                         Vice President-Finance from December 1992. Mr.
                                         Campanaro joined Harsco in 1980 and served in a
                                         number of financial, operating and general
                                         management positions at three divisions during
                                         a 10 year period as an officer, before
                                         returning to the Corporate Office in 1992.

[R. L. Kirk photo]             70        Retired as Chairman of British Aerospace           1990
      R. L. Kirk                         Holdings, Inc. (aerospace) in 1998; former
                                         Chairman and Chief Executive Officer of CSX
                                         Transportation Inc. Mr. Kirk served as Chairman
                                         and Chief Executive Officer of Allied-Signal
                                         Aerospace Company from 1986 to 1989. He was
                                         President and Chief Executive Officer of LTV
                                         Aerospace and Defense Company from 1977 until
                                         1986. He is also a Director of First Aviation
                                         Services, Inc.
                                         Member of the Nominating Committee.

[J. E. Marley photo]           63        Retired as Chairman of AMP Incorporated            1993
     J. E. Marley                        (manufacturer of electrical components) in
                                         1998. Mr. Marley joined AMP Incorporated in
                                         1963 and was appointed Corporate Vice
                                         President, Operations in 1983. He became the
                                         company's President in 1986 and assumed the
                                         position of President and Chief Operating
                                         Officer in 1990. He is a Director of Armstrong
                                         World Industries, Inc.
                                         Member of the Management Development and Com-
                                         pensation Committee.

[J. I. Scheiner photo]         54        President and Chief Operating Officer of           1995
    J. I. Scheiner                       Benatec Associates, Inc. (architectural and
                                         engineering consulting company). He was
                                         President of Stoner Associates, Inc. from 1988
                                         to 1991 and Vice President of Huth Engineers
                                         from 1987 to 1988. Served as Secretary of
                                         Revenue for the Commonwealth of Pennsylvania
                                         from 1983 to 1987, and from 1979 to 1983,
                                         served as Deputy Secretary for Administration,
                                         Pennsylvania Department of Transportation. He
                                         is a Director of Keystone Financial, Inc., a
                                         member of the Pennsylvania Chamber of Business
                                         and Industry Board and a Trustee of Harrisburg
                                         Area Community College.
                                         Member of the Audit Committee.

SHARE OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 8, 1999, information with respect to the beneficial ownership of the Company's outstanding voting securities, stock options and other stock equivalents by (a) each Director (b) the Company's Chief Executive Officer and the Company's four most highly compensated other executive officers (the "Named Executives") and (c) all Directors and executive officers as a group. All of the Company's outstanding voting securities are common stock.

                                  NUMBER OF             NUMBER OF            NUMBER OF OTHER
            NAME                  SHARES(1)       EXERCISABLE OPTIONS(2)    STOCK EQUIVALENTS
            ----                  ---------       ----------------------    -----------------
L. A. Campanaro..............       33,078(3)             71,815                  26,693(6)
P. C. Coppock................       51,231(4)             75,000                  21,204(6)
S. D. Fazzolari..............        9,335                44,000                  20,253(6)
D. C. Hathaway...............       82,758               120,000                  53,213(6)
J. J. Jasinowski.............          200                   -0-                      98(7)
R. W. Kaplan.................       15,869                56,422                  20,705(6)
R. L. Kirk...................        7,254                16,000                   4,556(7)
J. E. Marley.................        1,000                12,000                   5,139(7)
R. F. Nation.................       27,000                16,000                   3,972(7)
C. F. Scanlan................          600                 2,000                     -0-
J. I. Scheiner...............        3,526                 8,000                     760(7)
A. J. Sordoni, III...........       75,500(5)             20,000                     -0-
J. P. Viviano................          700                   -0-                      78
R. C. Wilburn................        1,800                16,000                     -0-
All Directors and executive
  officers as a group. (15
  persons in total, including
  those listed above)........      311,773               472,017                 164,671

------------
(1) Includes, in the case of Messrs. Campanaro, Coppock, Fazzolari, Hathaway, Kaplan and all Directors and executive officers as a group, 11,095 shares, 9,419 shares, 6,969 shares, 19,154 shares, 9,643 shares and 57,859 shares, respectively, pursuant to the Company's Savings Plan in respect of which such persons have shared voting power.

(2) Represents all stock options exercisable within 60 days of March 8, 1999 awarded under the 1986 Stock Option Plan, the 1995 Executive Incentive Compensation Plan and the 1995 Non-Employee Directors' Stock Plan. Unexercised stock options have no voting power.

(3) Includes 1,000 shares owned by his wife as to which Mr. Campanaro disclaims beneficial ownership.

(4) Includes 18,480 shares owned by his wife as to which Mr. Coppock disclaims beneficial ownership.

(5) Includes 14,000 shares owned by his wife and children as to which Mr. Sordoni disclaims beneficial ownership.

(6) Includes stock options not exercisable within 60 days of March 8, 1999 and non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout.

(7) Certain Directors have elected to defer a portion of their Directors' fees in the form of credits for non-voting phantom shares under the terms of the Company's Deferred Compensation Plan for Non-Employee Directors. These amounts will ultimately be paid out in cash based upon the value of the shares at the time of payout.

     Except as otherwise stated, each individual has sole voting and investment power over the shares set forth opposite his name. As of March 8, 1999, the Directors and executive officers of the Company as a group beneficially owned less than 1% of the Company's outstanding common stock.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNER

     Based on information contained on a Schedule 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 1998, as of March 8, 1999, except as set forth below, no persons or group was known by the Board of Directors to own beneficially more than 5% of the outstanding voting securities of the Company.

                                              NAME                    AMOUNT
                                          AND ADDRESS             AND NATURE OF
             TITLE OF                    OF BENEFICIAL              BENEFICIAL          PERCENT
              CLASS                          OWNER                  OWNERSHIP           OF CLASS
             --------                    -------------            -------------         --------
Common Stock......................    FMR Corp.               5,448,200                 12.26
                                      82 Devonshire Street    Sole Voting Power for
                                      Boston, MA 02109        463,400 shares and
                                                              Sole Dispositive Power
                                                              for 5,448,200 shares

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Management Development and Compensation Committee ("Compensation Committee"), a Committee of the Board of Directors composed of the non-employee Directors listed below this Report. The Company considers all of the members of the Compensation Committee to be independent and none of these Directors have any interlocking or other relationships with the Company that are subject to disclosure under the Securities and Exchange Commission rules relating to proxy statements. All decisions of the Compensation Committee relating to the salaries and grade levels of the Company's Executive Officers are approved by the full Board.

     Set forth below is a report prepared by the members of the Compensation Committee whose names appear below this report, addressing the Company's compensation policies for 1999 as they affected the Company's executive officers, including the Named Executives.

EXECUTIVE OFFICER COMPENSATION POLICIES

     The Compensation Committee's executive compensation policies are designed to:

     - Provide incentives for achievement of the Company's annual and long-term performance goals;

     - Reinforce the common interest of management and the stockholders in enhancing shareholder value;

     - Reward individual initiative and achievement;

     - Provide levels of compensation that are fair, reasonable and competitive with comparable industrial companies; and

     - Attract and retain qualified executives who are critical to the Company's long-term success.

     At the 1995 Annual Meeting of Stockholders, the Board of Directors proposed, and the stockholders overwhelmingly approved the 1995 Executive Incentive Compensation Plan which the Board believes has provided an improved basis for achieving these goals. The current compensation program is applicable to all corporate and divisional officers of the Company and is composed primarily of:

     - Salary based upon grade levels that reflect the degree of responsibility associated with the executive's position and the executive's past achievement;

     - Annual incentive compensation awarded under the 1995 Executive Incentive Compensation Plan, based upon achievement of specific financial objectives (return on capital, earnings per share, cash flow provided by operations and sales growth) and strategic goals established for the relevant business unit;

     - Stock option grants under the 1995 Executive Incentive Compensation Plan made annually by the Compensation Committee on the basis of the Committee's evaluation of each unit's strategic planning and the contribution of the executive, at its discretion with exercise prices equal to the market price at the date of grant; and

     - Various retirement and other benefits commonly found in similar companies.

     The Compensation Committee believes that the Company benefits from a broad based executive compensation program that extends the program's incentives to approximately 46 division officers in addition to the six executive officers and two other corporate officers. However, as an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity should be based on performance incentives and a lesser portion on salary, causing greater variability in the individual's total compensation from year to year. This is achieved under the Company's current 1995 Executive Incentive Compensation Plan by using the executive's numeric grade level and annual salary as multipliers along with the proportion of target achievement when computing annual incentive compensation awards.

     The Compensation Committee also believes that as executives rise to positions that can have a greater impact on the Company's performance, the compensation program should place more emphasis on the value of the common stock. This objective is met by granting stock options for the Company's common stock. The quantity of stock options granted to an individual in any year is based upon the executive's grade level and the strategic planning performance of the executive and the executive's business unit. The Company has not reset the exercise price on any existing stock options in the past, and as a matter of sound compensation policy, does not foresee doing so in the future.

     On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law, making significant revisions to the United States tax laws. This Act added a new provision in Section 162(m) of the Internal Revenue Code that beginning in 1994, limits the deductibility of executive compensation for individuals in excess of $1 million per year paid by publicly traded corporations to the chief executive officer and the four other executives named in the compensation table of the Proxy Statement. The Company has determined that given the rates of compensation currently in effect and the exemption under Internal Revenue Service regulations applicable to income derived from stock options granted under the Harsco 1986 Stock Option Plan or the 1995 Executive Incentive Compensation Plan, and the exemption applicable to the performance based incentive compensation bonuses under the 1995 Executive Incentive Compensation Plan, the Company should not be exposed to any nondeductibility of executive compensation expense under Section 162(m) in the 1998 tax year. In 1995, the Company obtained stockholder approval of the 1995 Executive Incentive Compensation Plan, which was designed to preserve the deductibility to the extent possible, of executive compensation resulting from perform-ance based awards under that Plan. The Company obtained renewal of that approval by the Stockholders last year.

RELATIONSHIP OF PERFORMANCE TO COMPENSATION

     The Company currently ties executive pay to corporate performance primarily through the 1995 Executive Incentive Compensation Plan awards that are based upon achievement of objectives adopted by the Compensation Committee, and stock option grants which only provide realizable compensation through increases in the stock price.

  Incentive Compensation Plan

     The opportunity for compensation under the 1995 Executive Incentive Compensation Plan in effect for 1998 was dependent upon meeting the four financial objectives and the specific strategic objectives established by the Compensation Committee prior to the beginning of the plan year, for the appropriate business unit. Under the 1995 Executive Incentive Compensation Plan, 80% of the total possible award is based on achievement of financial objectives established by the Compensation Committee each year, and 20% is based on attainment of strategic goals. The financial goals for 1998 were based upon return on capital, earnings per share, cash flow provided by operations, and sales growth.

     No award will be made for achievement of only the minimum performance level, but awards will begin to be earned as performance in each of the designated objective categories rises above the minimum. Achieving target levels of performance in all objectives results in an award that is 67% of the award for achieving the maximum level of performance against all objectives, and the award will continue to rise correspondingly as the achieved results approach the maximum financial and strategic objective performance levels set by the Compensation Committee.

     The Compensation Committee establishes minimum, target and maximum financial objectives for the corporate office and each division for that year, which will constitute 80% of the annual bonus criteria. The corporate officer financial objectives for minimum, target and maximum achievement are established based upon a consolidation of the goals for the operating divisions. Thus, the incentive compensation awards of the corporate officers are closely related to the overall performance of the divisions against their goals. The strategic goals which constitute the other 20% of the evaluation criteria under the current 1995 Executive Incentive Compensation Plan are established by the Compensation Committee and are assigned various weights. The strategic goals set for each business unit in 1998 involved achievement of various objectives important to the profitable growth of the particular Harsco operating division in such areas as safety, new product introduction, new product profitability and cost savings initiatives. The corporate officer awards are then dependent on the degree of achievement based upon the average attainment of strategic goals by the operating divisions.

     In past years, 60% of an executive participant's annual incentive compensation award was paid in cash with the remaining 40% paid in the form of restricted shares of Harsco common stock subject to the participant's opportunity to receive the award all in cash with a 25% reduction in the total award. Following three years of annual incentive compensation awards under this cash and stock payment mechanism, the Committee last year reviewed the incentive program. The Committee concluded that the Plan would provide a stronger incentive to achieve annual objectives if the awards were payable all in cash, without the 25% discount. The Committee considered a study prepared last year for the Company by the compensation consulting firm of Towers Perrin, which showed that on average, the base salaries of corporate and division officers were below the median of comparable companies. While the Committee believes in weighting compensation toward the at risk component, it determined that the lower base cash compensation should be offset by the opportunity to earn a more substantial annual cash award for achieving objectives. This will strengthen the incentive to achieve goals set annually by the Committee, and provide a competitive cash compensation package that will continue to attract and retain the level of executive talent that the Company requires. The Committee therefore replaced the cash and stock payment terms of the Plan with payment entirely in cash without discount of the award value. The change is effective for awards commencing with the 1998 Plan year. In order to achieve a comprehensive termination of the restricted stock feature and to eliminate the complexities that it created, the Committee authorized the Company to repurchase the restricted shares issued in 1998 for the 1997 Plan year and the related dividend reinvestment shares, and lifted all restrictions on the shares granted for the 1995 and 1996 Plan years including the related dividend reinvestment shares. The stock option program will continue to ensure that officers' economic interests are closely aligned with the value of the Company's stock.

     The executive officers attained 46.3% of maximum achievement with respect to the combined strategic goals. The Company's financial performance yielded an achievement factor of 63.3% for 1998 for the financial goals. The combined achievement on strategic and financial goals resulted in each of the executive officers earning 60% of the maximum annual incentive compensation for 1998.

  Stock Options

     As shown in the table that follows, the Compensation Committee granted stock options to the executive officers on January 26, 1998 under the 1995 Executive Incentive Compensation Plan with an exercise price of $37.81 per share, which was the market price on the date of grant. This Plan was approved by the stockholders in 1995 and is used to make grants to other corporate officers and key employees, division officers as well as the executive officers. The number of options granted to each officer is determined by grade level and the Committee's evaluation of the strategic planning performance of the individual and the individual's unit. Thus, the Chairman and Chief Executive Officer, Mr. Hathaway, who has the highest grade level, received the largest award. The absolute maximum stock option award as provided in the 1995 Plan is 150,000 shares for any single participant in a calendar year.

     The guidelines for the maximum annual number of options granted for each grade level were established in 1995 based upon a recommendation from Towers Perrin, a compensation consulting firm, and that firm's survey of the long-term incentive compensation practices of 130 major United States companies. In determining the January 26, 1998 grants, the Committee considered the number of options previously granted to participants under the 1986 Stock Option Plan and the 1995 Plan, and the increase in the aggregate number that would be outstanding upon approval of the 1998 grants.

  Salaries

     The Compensation Committee made its regular annual review of salaries of all corporate and division officers, including the Named Executives, at its November 12, 1997 Committee meeting, and recommended salary increases which the Board then approved for implementation on January 1, 1998.

     Each year, the Compensation Committee establishes executive salary budgets for corporate and division officers based upon survey data provided by a number of major consulting firms. For 1998, the Committee approved a budget for salary increases which was below the range of planned salary budgets indicated by the various surveys. The Committee then adjusts the salary of each officer based upon the available salary budget, the performance of each officer, comparison to other internal salaries and the Company's salary range structure for various grade levels. The salary range structure for various grade levels is also revised from time to time based upon industry survey data provided by a number of major consulting firms. Based on this information, the Committee, at its November 1997 meeting, approved a 3% increase in the salary range structure for all officer grade levels. The last adjustment to the salary range structure was made in 1996. The Committee also established three new grade levels above the previous top level to make the Company's most senior grade levels more comparable to those at other companies. The various industry compensation surveys considered by the Committee are generally broad based surveys of companies selected by the consulting firms which are not limited to the companies within the Dow Jones Industrial-Diversified Index referenced elsewhere in the Proxy Statement, though some of those companies may have been included in the surveys.

     In 1996, compensation consultant Towers Perrin prepared an analysis of competitive compensation levels and total direct compensation (defined as base salary, annual incentives and long-term incentives in the form of cash and stock option awards) for the Company's key executive positions. The analysis was based on competitive data from Towers Perrin 1996 Executive Compensation Data Bank for general industry companies with annual revenues between $1 and $3 billion. The salary increases effective January 1, 1998 were based upon that analysis, 1997 compensation survey information prepared by Towers Perrin and three other major consulting firms, and a review of the performance of each officer. The salary for the Chief Executive Officer was substantially below the median in the Towers Perrin analysis and below the median in each of the other compensation surveys. The Chief Executive Officer salary remained unchanged at $500,000 per annum in 1998 and remained below the median in the Towers Perrin analysis and below the other survey medians. The compensation for the other executive officers was also below the Towers Perrin medians for those positions.

     In preparation for future compensation adjustments, the Committee intends to periodically review similar detailed survey data. In general, the Committee strives to maintain total compensation packages which range from moderately below to moderately above the industry medians.

  Other Compensation

     The Company has certain other broad based employee benefit plans in which the executive officers participate on the same terms as non-executive employees, including health insurance, the Savings Plan and the term life insurance benefit equal to two times the individual's salary. In addition, the executive officers participate in the Supplemental Retirement Benefit Plan as described elsewhere in this Proxy Statement, which supplements both the qualified pension plan and the Company's 401(k) Savings Plan.

THE CHIEF EXECUTIVE OFFICER'S 1998 COMPENSATION

     The incentive plan cash, stock options, and salary awarded or paid to Mr. Hathaway with respect to 1998 are discussed in the Summary Compensation Table on page 14 in this Proxy Statement with respect to amounts, and in this Report with respect to the factors considered by the Compensation Committee. Of the total $1,022,000 in cash compensation paid to Mr. Hathaway for 1998 as reflected in the Summary Compensation Table, 51.08% was dependent upon achieving performance objectives under the 1995 Executive Incentive Compensation Plan. This is consistent with the Compensation Committee's view that those executives most able to affect the performance of the Company should have a significant portion of their potential total compensation opportunity at risk based upon Company performance. Those Company performance objectives are composed of financial and strategic objectives. The Compensation Committee believes that attainment of specific, measurable financial and strategic goals is an important determinant of total return to stockholders over the long-term and has the advantage of not being subject to period vagaries of the common stock price. However, the Compensation Committee also believes that the Chief Executive Officer and other officers should share in the gains or losses of common stock value experienced by the stockholders in order to reinforce the alignment of their respective interests. Therefore, the Compensation Committee utilizes stock option grants as an important component of compensation. The Compensation Committee believes that the combined effect of these compensation elements is to establish strong incentives to achieve results which will provide stockholders with the investment returns that they seek.

     In summary, the Committee believes that the total compensation program implemented in 1995 achieves the objective of providing meaningful and appropriate rewards, recognizing both current performance contributions and the attainment of long-term strategic business goals of critical importance to the future growth of Harsco Corporation.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION
COMMITTEE OF THE BOARD OF DIRECTORS:

R. F. Nation, Chairman
J. E. Marley
C. F. Scanlan
A. J. Sordoni, III

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                 SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the compensation awarded to, earned by or paid to the Named Executives for services rendered to the Company in all capacities during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                -------------------------------   ----------------------------------
                                                                           AWARDS            PAYOUTS
                                                                  ------------------------   -------
                                                        OTHER     RESTRICTED    SECURITIES             ALL OTHER
       NAME AND                                        ANNUAL        STOCK      UNDERLYING    LTIP      COMPEN-
       PRINCIPAL                SALARY                COMPENSA-    AWARD(S)      OPTIONS     PAYOUTS    SATION
       POSITION          YEAR     ($)     BONUS($)     TION($)      ($)(1)        (#)(2)       ($)      ($)(3)
       ---------         ----   ------    --------    ---------   ----------    ----------   -------   ---------
D.C. Hathaway(5).......  1998   500,000    522,000(4)      -0-          -0-       40,000         -0-     26,510
  Chairman &             1997   500,000   393,660          -0-      262,440       50,000         -0-    175,099
  Chief Executive        1996   400,000   336,312          -0-      224,208       30,000         -0-     22,731
  Officer
L.A. Campanaro(5)......  1998   325,000   292,500(4)       -0-          -0-       25,000         -0-     12,432
  President & Chief      1997   260,000   174,377          -0-      116,251       20,000         -0-     88,063
  Operating Officer      1996   244,900   175,402          -0-      116,935       20,000         -0-     12,537

P.C. Coppock...........  1998   221,300   183,236(4)       -0-          -0-       15,000         -0-      8,455
  Senior Vice            1997   217,000   145,538          -0-       97,025       20,000         -0-     85,979
  President, Chief       1996   208,000   148,974          -0-       99,316       20,000         -0-     10,811
  Administrative
  Officer, General
  Counsel & Secretary
S.D. Fazzolari(5)......  1998   180,000   149,040(4)       -0-          -0-       20,000         -0-      3,433
  Senior Vice President  1997   130,000    64,444          -0-       42,962        8,000         -0-     35,850
  & Chief Financial      1996   122,800    65,008          -0-       43,338        8,000         -0-      5,679
  Officer
R.W. Kaplan(5).........  1998   187,200   155,002(4)       -0-          -0-        9,000         -0-      5,256
  Senior Vice            1997   167,050    93,505          -0-       62,336       10,000         -0-     66,769
  President-
  Operations             1996   157,000   100,229          -0-       66,819       10,000         -0-      3,031

---------------
(1) Represents 40% share of total annual incentive compensation award under the terms of the 1995 Executive Incentive Compensation Plan. (The other 60% share of the annual incentive compensation awards for 1996 and 1997 was paid in cash and appears in the column entitled "Bonus"). One-half of the stock granted for 1996 had a one year restriction from the date of grant and the remaining one-half of the stock has a three year restriction from the date of the grant. All stock granted for 1997 has a three year restriction. During the period of restriction, the restricted shares could be voted and dividends were reinvested. The dividend reinvestment shares were restricted for the same period as the underlying shares. The restricted shares awarded for the 1996 plan year were issued in February 1997 and restrictions as to one-half of those shares expired in February 1998 and restrictions as to the other one-half of those shares were originally scheduled to expire in February 2000. The restricted shares awarded for 1997 plan year were issued in February 1998 and restrictions as to all of those shares were originally scheduled to expire in February 2001. The aggregate holdings of restricted shares, and market value as of December 31, 1998, for the Named Executives is as follows: Mr. Hathaway -- 13,462.70 shares with a value of $395,466.81; Mr. Campanaro -- 6,388.40 shares with a value of $187,659.25; Mr.
    Coppock -- 5,445.27 shares with a value of $159,954.81; Mr.
    Fazzolari -- 2,391.40 shares with a value of $70,247.38 and Mr.
    Kaplan -- 3,536.11 shares with a value of $103,873.23. The market value at December 31, 1998, was $29.375 per share which represents the average of the high and low price on that date. Dividends on restricted holdings are paid at the normal common stock rate. As discussed in the Compensation Committee Report on pages 10 to 11, effective January 1, 1999, the Company terminated the restricted stock payment feature of the annual incentive compensation plan, replacing it with an all-cash payout which commenced with the February 1999 award for the 1998 plan year. In January 1999, the Company also repurchased the restricted shares issued in 1998 for the 1997 plan year along with the related dividend reinvestment shares, and lifted all restrictions on the shares granted for the 1995 and 1996 plan years, including the related dividend reinvestment shares. The repurchase price for the shares issued in 1998 was the original grant value of $43.22 per share. As a result, the Company repurchased restricted shares from the Named Executives as follows: Mr. Hathaway -- 6,176.3070 shares; Mr.
    Campanaro -- 2,735.7590 shares; Mr. Coppock -- 2,283.1890 shares; Mr. Fazzolari -- 1,011.9256 shares; and Mr. Kaplan -- 1,467.5464 shares. Also as a result, restrictions were removed on January 6, 1999 for the Named Executives with respect to the shares issued in 1996 and 1997 as follows:
    Mr. Hathaway -- 7,286.3925 shares; Mr. Campanaro -- 3,652.6400 shares; Mr. Coppock -- 3,162.0798 shares; Mr. Fazzolari -- 1,379.4734 shares; and Mr. Kaplan -- 2,068.5597 shares.

(2) Represents stock options granted in the respective years. The Company granted these options, relating to shares of its common stock, to certain employees, including executive officers, of the Company under its 1995 Executive Incentive Compensation Plan. The Company's Plan authorizes the Compensation Committee to grant stock options as well as stock appreciation rights to certain officers and employees who in the discretion of the Compensation Committee significantly impact upon the profitability of the Company. Options granted during a particular year are not exercisable for twelve months following the date of grant, unless a change in control of the Company occurs, nor are they exercisable ten years after the date of grant. The exercise price per share of options granted under the Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant.

(3) For the respective years, represents Company Savings Plan contributions and certain Supplemental Retirement Benefit Plan contributions made on behalf of the Named Executives. The Company maintains the Harsco Corporation Savings Plan which includes the "Salary Reduction" feature afforded by Section 401(k) of the Internal Revenue Code. Eligible employees may authorize the Company to contribute from 1% to 16% of their pre-tax compensation to the Savings Plan. The Company makes matching contributions for the purchase of common stock of the Company for the account of each participating employee equal to 50% of the first 1% to 6% of such employee's "Salary Reduction" contribution. Under the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit Plan, if the IRS-imposed limitations on
    Section 401(k) Savings Plan contributions are reached by a Named Executive for a given year, so that he is unable to make the maximum 6% of pre-tax compensation "Salary Reduction" contribution that would be subject to the Company's matching contributions under the Savings Plan, the Company will make contributions on behalf of such Named Executive to the Supplemental Savings Benefit portion of the Supplemental Retirement Benefit Plan in an amount equal to the amount of the matching contributions that it would have made under the Savings Plan if the Executive could have contributed the full 6% of his pre-tax compensation, less the amount of matching contributions that the Company actually made for his benefit under the Savings Plan. Such Company contributions to the Supplemental Retirement Benefit portion of the Supplemental Retirement Benefit Plan are credited in the form of phantom shares based upon the value of common stock on the date of the Company's contributions. Dividends that would have been paid on common stock are credited as additional phantom shares, and all phantom shares will ultimately be paid out in cash based upon the value of shares of common stock at the time of payment.

     For 1997, includes a special cash bonus award for successful achievement of the defense business exit strategy.

(4) Effective January 1, 1999, the Company terminated the restricted stock payment feature of the annual incentive compensation plan, and commencing with the award for the 1998 plan year, is paying the entire value of the award in cash.

(5) Indicates titles effective as of January 1, 1999. At December 31, 1997, Mr. Hathaway's title was Chairman, President and Chief Executive Officer, Mr. Campanaro's title was Senior Vice President and Chief Financial Officer and Mr. Fazzolari's title was Vice President and Controller. Mr. Kaplan became Senior Vice President-Operations effective July 1, 1998 and was previously President of the Taylor-Wharton Gas Equipment Division.

                                 STOCK OPTIONS

     The following table contains information concerning the number of stock options granted to each Named Executive under the Company's 1995 Executive Incentive Compensation Plan during the last fiscal year:

                             OPTION GRANTS IN 1998

                                                      INDIVIDUAL GRANTS
                                     ---------------------------------------------------
                                     NUMBER OF    % OF TOTAL
                                     SECURITIES    OPTIONS
                                     UNDERLYING   GRANTED TO     EXERCISE
                                      OPTIONS     EMPLOYEES      OR BASE
                                      GRANTED     IN FISCAL       PRICE       EXPIRATION   GRANT DATE PRESENT
               NAME                    (#)(1)        YEAR         ($/SH)         DATE         VALUE($)(2)
               ----                  ----------   ----------     --------     ----------   ------------------
D. C. Hathaway --                      40,000        15.4         37.81        1/25/08          262,400
  Chairman & Chief Executive
    Officer
L. A. Campanaro --                     25,000         9.7         37.81        1/25/08          164,000
  President & Chief Operating
    Officer
P. C. Coppock --                       15,000         5.8         37.81        1/25/08           98,400
  Senior Vice President, Chief
    Administrative Officer, General
    Counsel & Secretary
S. D. Fazzolari --                     20,000         7.7         37.81        1/25/08          131,200
  Senior Vice President & Chief
    Financial Officer
R. W. Kaplan --                         9,000         3.5         37.81        1/25/08           59,040
  Senior Vice
    President -- Operations

---------------

(1) The Company granted these options, for shares of its common stock, to certain employees, including executive officers, of the Company under its 1995 Executive Incentive Compensation Plan. The Company's 1995 Executive Incentive Compensation Plan authorizes the Compensation Committee to grant stock options to purchase common stock, as well as stock appreciation rights to certain officers and employees who in the discretion of the Compensation Committee significantly impact the profitability of the Company. Options granted during a particular year are not exercisable for twelve months following the date of grant, unless a change in control of the Company occurs, nor are they exercisable ten years after the grant. The exercise price per share of options granted under the 1995 Executive Incentive Compensation Plan was one hundred percent (100%) of the fair market value of common stock at the date of grant. There were no stock appreciation rights granted in 1998.

(2) The fair value of the options granted during 1998 is estimated on the date of grant using the binomial option pricing model. This estimate has been developed for purposes of comparative disclosure and does not necessarily reflect the Company's view of the value of the option. The estimated value has been determined based upon the terms of the option grant, the common stock price performance history and the Company's experience that its options, on average, are exercised within four years of grant. Other assumptions are: 16% expected stock volatility, 5.65% risk free interest rate, a $0.88 dividend and a 5% rate of dividend increase.

                         OPTION EXERCISES AND HOLDINGS

     The following table sets forth information, with respect to the Named Executives, concerning the exercise of options during fiscal year 1998 and unexercised options at December 31, 1998:

                      AGGREGATED OPTION EXERCISES IN 1998
                         AND OPTION VALUES AT 12/31/98

                                        SHARES
                                       ACQUIRED                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                          ON       VALUE      UNDERLYING UNEXERCISED             IN-THE-MONEY
                                       EXERCISE   REALIZED          OPTIONS AT                    OPTIONS AT
                NAME                     (#)       ($)(1)         12/31/98 (#)(2)               12/31/98 ($)(3)
                ----                   --------   --------    ----------------------         --------------------
                                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                            -----------   -------------   -----------   -------------
D. C. Hathaway --
  Chairman & Chief Executive
  Officer............................    -0-        -0-       80,000         40,000         -0-            -0-
L. A. Campanaro --
  President & Chief Operating
  Officer............................    -0-        -0-       47,815         25,000         67,867         -0-
Paul C. Coppock --
  Senior Vice President, Chief
  Administrative Officer, General
  Counsel & Secretary................   10,134     238,149    60,000         15,000        153,750         -0-
S. D. Fazzolari --
  Senior Vice President & Chief
  Financial Officer..................    -0-        -0-       24,000         20,000         61,500         -0-
R. W. Kaplan --
  Senior Vice
  President -- Operations............    -0-        -0-       47,422          9,000        228,797         -0-

---------------
(1) Represents the difference between the exercise price and the market price of common stock on the date of exercise.

(2) Options granted during a particular year are not exercisable for twelve months following the date of grant unless a change in control of the Company occurs.

(3) Represents the difference between the exercise price and the market price of common stock on December 31, 1998, multiplied by the number of in-the-money unexercised options contained in the respective category. Average market price at December 31, 1998 was $29.375 per share. Options are in-the-money when the market price of the underlying securities exceeds the exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and certain of its officers to send reports of their ownership of Harsco Corporation stock and changes in ownership to the Company and the Securities and Exchange Commission (the "SEC"), The New York Stock Exchange, Inc. and The Pacific Exchange, Inc. SEC regulations also require the Company to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis.

                            STOCK PERFORMANCE GRAPH

     The following performance graph compares the yearly percentage change in the cumulative total stockholder return (assuming the reinvestment of dividends) on the Company's common stock against the cumulative total return of the Standard & Poor's MidCap 400 Index and the Dow Jones Industrial-Diversified Index for the past five years. The graph assumes an initial investment of $100 on December 31, 1993 in the Company's common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of future Company performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

          AMONG HARSCO CORPORATION, S&P MIDCAP 400 INDEX AND DOW JONES
                        INDUSTRIAL-DIVERSIFIED INDEX(1)
                         FISCAL YEAR ENDING DECEMBER 31

                                                                                                          DOW JONES INDUSTRIAL-
                                                   HARSCO CORPORATION         S&P MIDCAP 400 INDEX             DIVERSIFIED
                                                   ------------------         --------------------        ---------------------
'1993'                                                     100                         100                         100
'1994'                                                     104                          96                          92
'1995'                                                     152                         126                         120
'1996'                                                     184                         150                         156
'1997'                                                     236                         199                         204
'1998'                                                     171                         237                         235

---------------

(1) Peer companies included in the Dow Jones Industrial-Diversified Index are:
     Aeroquip-Vickers Inc., Allied-Signal Inc., Cooper Industries Inc., Crane Company Inc., Danaher Corporation, Dover Corporation, FMC Corporation, Illinois Tool Works, Inc., Ingersoll-Rand Company, ITT Industries, Inc., National Service Industries, Inc., Parker Hannifin Corporation, PPG Industries Inc., Raychem Corporation, Stanley Works, Tenneco, Inc., The Timken Company and Tyco International Ltd.

RETIREMENT PLANS

     The Company provides retirement benefits for each officer under the Supplemental Retirement Benefit Plan ("Supplemental Plan"). All executive officers are covered by the Supplemental Plan. The

Supplemental Plan replaces the 401(k) Company match lost due to government limitations on such contributions. The replacement is in the form of phantom shares as more fully described in footnote 3 on page 15. All executive officers are also covered by the qualified pension plan. Each plan is a defined benefit plan providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Supplemental Plan also provides for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The Supplemental Plan contains a provision providing for a preretirement death benefit payable in a monthly benefit to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a "change in control" of the Company as defined in the Supplemental Plan.

     Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of .8% of final average compensation up to the "Social Security Covered Compensation" as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the "Social Security Covered Compensation" multiplied by up to 33 years of service, reduced by the benefits under the qualified plan. Final average compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive out of the last 120 months prior to date of retirement or termination of employment for any reason prior to normal retirement date.

     The following table shows estimated total annual pension benefits payable to the executive officers of the Company under the qualified pension plan and the Supplemental Plan, including the Named Executives upon retirement at age 65, in various remuneration and year-of-service classifications, assuming the total pension benefit was payable as a straight life annuity guaranteed for ten years and retirement took place on January 1, 1999.

                               PENSION PLAN TABLE

                                                                      YEARS OF SERVICE
                                               --------------------------------------------------------------
REMUNERATION(1)                                  10         15         20         25         30         35*
---------------                                -------    -------    -------    -------    -------    -------
   100,000...................................   13,355     20,033     26,710     33,388     40,066     44,072
   200,000...................................   29,355     44,033     58,710     73,388     88,066     96,872
   300,000...................................   45,355     68,033     90,710    113,388    136,066    149,672
   400,000...................................   61,355     92,033    122,710    153,388    184,066    202,472
   500,000...................................   77,355    116,033    154,710    193,388    232,066    255,272
   600,000...................................   93,355    140,033    186,710    233,388    280,066    308,072
   700,000...................................  109,355    164,033    218,710    273,388    328,066    360,872
   800,000...................................  125,355    188,033    250,710    313,388    376,066    413,672
   900,000...................................  141,355    212,033    282,710    353,388    424,066    466,472
 1,000,000...................................  157,355    236,033    314,710    393,388    472,066    519,272

---------------

 *  The Supplemental Plan has a 33 year service maximum

(1) Final average compensation for the Named Executives as of the end of the last calendar year is: Mr. Hathaway: $988,148; Mr. Campanaro: $536,380; Mr.
    Coppock: $439,870; Mr. Fazzolari: $229,518; and Mr. Kaplan: $317,837. The estimated credited years of service for each Named Executive are as follows:
    Mr. Hathaway: 32.5 years; Mr. Campanaro: 18.5 years; Mr. Coppock: 17.5 years; Mr. Fazzolari: 18.5 years; and Mr. Kaplan: 19.5 years.

     The Company does not provide retiree medical benefits to its executive officers.

EMPLOYMENT AGREEMENTS WITH OFFICERS OF THE COMPANY

     On September 25, 1989, the Board of Directors authorized the Company to enter into employment agreements with certain officers, including Messrs. Hathaway, Coppock and Kaplan, and subsequently with Messrs. Campanaro and Fazzolari (the "Agreements"). Pursuant to those authorizations, the Company entered into individual Agreements with the Named Executive Officers. The Agreements are designed as an inducement to retain the services of the officers and provide for continuity of management during the course of any threatened or attempted change in control of the Company. The Agreements are also intended to ensure that, if a possible change in control should arise and the officer should be involved in deliberations or negotiations in connection with the possible change in control, the officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in the best interests of the Company and its stockholders without concern for his position or financial well-being. Should a change in control occur, the Agreements provide for continuity of management following the change by imposing certain obligations of continued employment on the officers.

     Under the Agreements, the Company and the officers agree that in the event of a change in control, such officer will remain in the Company's employ for a period of three years from the date of the change in control (or to such officer's normal retirement date, if earlier), subject to such officer's right to resign during a thirty-day period commencing one year from the date of the change in control or for good reason, as defined in the Agreement. If such officer's employment terminates within three years after a change in control for any reason other than cause as defined in the Agreements, resignation without good reason as defined in the Agreements, or disability or death, such officer will be paid a lump sum amount equal to such officer's average annual gross income reported on Form W-2 for the most recent five taxable years prior to the change in control, multiplied by the lesser of 2.99 or the number of whole and fractional years left to such executive officer's normal retirement date, plus interest. The payment may be subject to reduction to avoid adverse tax consequences.

     For purposes of the Agreements, a "change in control" would be deemed to have occurred if (i) any person or group acquires 20% or more of the Company's issued and outstanding shares of common stock; (ii) the members of the Board as of the date of the Agreements (the "Incumbent Board") including any person subsequently becoming a Director whose election, or nomination for election by the Company's shareholders, was approved by a majority of the Directors then comprising the Incumbent Board, cease to constitute a majority of the Board of the Company as a result of the election of Board members pursuant to a contested election; (iii) the stockholders approve of a reorganization, merger or consolidation that results in the stockholders of the Company immediately prior to such reorganization, merger or consolidation owning less than 50% of the combined voting power of the Company; or (iv) the stockholders approve the liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

     If such provisions under the applicable Agreements had become operative on January 1, 1999, the Company would have been required to pay Messrs. Hathaway, Campanaro, Coppock, Fazzolari and Kaplan the following termination payments based on compensation information available at December 31, 1998: $2,693,835, $1,480,665, $1,206,831, $637,487 and $818,752, respectively.

     On September 26, 1988, the Company entered into an agreement with Mr. Hathaway which provides that for purposes of calculating his retirement benefits, his years of service will be deemed to have commenced June 20, 1966.

APPROVAL OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, has designated PricewaterhouseCoopers LLP, as independent accountants to audit the financial statements for the fiscal year ending December 31, 1999, subject to stockholder approval. This firm has audited the financial statements of the Company and its predecessors since 1929. Although neither the Restated Certificate of Incorporation and By-laws nor the General Corporation Law of the State of Delaware, the State of incorporation, requires the election or approval of the selection of independent accountants, the Board of Directors desires that the selection of independent accountants be approved by the stockholders. Such designation of PricewaterhouseCoopers LLP will be submitted to the Annual Meeting for confirmation or rejection, and, in the absence of contrary direction, it is intended that Proxies in the accompanying form will be voted in favor of confirmation. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

     If this proposal is not approved by a majority of the shares entitled to vote at the Annual Meeting present in person or by proxy, the appointment of the independent accountants will be reevaluated by the Board of Directors. However, due to the difficulty and expense of making any substitution of accountants long after the beginning of the current year, it is contemplated that the appointment for the fiscal year ending December 31, 1999, will be permitted to stand unless the Board finds other good reasons for making a change. The Board will then make an independent business judgment as to whether to seek new independent accountants for the fiscal year ending 2000.

     The Audit Committee of the Company's Board of Directors, at its meeting held on August 25, 1998, reviewed and approved the fee estimate for the annual audit of the Company's fiscal 1998 financial statements and, taking into consideration the possible effect of non-audit services on the accountants' independence, also approved the type of non-audit services to be rendered in such year.

     The Board of Directors unanimously recommends that the stockholders vote FOR this proposal.

OTHER MATTERS

     The cost of this solicitation of Proxies will be borne by the Company. In addition to solicitation by use of mail, employees of the Company may solicit Proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send Proxies and Proxy materials to their principals and the Company may reimburse them for their expense in so doing. The Company has retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $9,000 plus reasonable out-of-pocket expenses.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT
2000 ANNUAL MEETING OF STOCKHOLDERS

     If a stockholder of the Company wishes to submit a proposal for consideration at the 2000 Annual Meeting of Stockholders, such proposal must be received at the executive offices of the Company no later than November 24, 1999, to be considered for inclusion in the Company's Proxy Statement and Proxy Card relating to the 2000 Annual Meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in the Company's Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2000 Annual Meeting in accordance with the Company's By-laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the Meeting. In the event that the Company gives less than 70 days notice of the Meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the Meeting date. The 2000 Annual Meeting will be held on April 25, 2000. In order to nominate a candidate for election as a Director at the 2000 Annual Meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 27, 2000.

HARSCO CORPORATION
/s/ Paul C. Coppock
Paul C. Coppock
Senior Vice President,
Chief Administrative Officer,
General Counsel and Secretary
March 23, 1999

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               HARSCO CORPORATION

     The undersigned hereby appoints D.C. Hathaway, R.F. Nation, and J.J. Jasinowski proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side and otherwise in their discretion, all the shares of stock of Harsco Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 27, 1999 or any adjournment thereof.

  (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE WHICH ALSO
               INCLUDES INSTRUCTIONS ON HOW TO VOTE BY TELEPHONE.)




-------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*


[HARSCO CORPORATION LOGO]               ANNUAL
                                        MEETING OF
                                        STOCKHOLDERS

                                        APRIL 27, 1999 10:00 A.M.

                                        THE RADISSON PENN HARRIS
                                        HOTEL AND CONVENTION CENTER
                                        ROUTES 11 AND 15 AT ERFORD ROAD
                                        CAMP HILL, PENNSYLVANIA


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                                                                                                 Please mark
                                                                                                                 your votes as   [X]
                                                                                                                 indicated in
                                                                                                                 this example

1. ELECTION OF DIRECTORS                                 NOMINEES: 01 C.F. Scanian, 02 A.J. Sordoni, III, 03, J.P. Viviano and
                                                                   04 R.C. Wilburn
    FOR all nominees                WITHHOLD
  listed to the right              AUTHORITY             (INSTRUCTION: To withhold authority to vote for any individual nominee,
(except as marked to the   to vote for all nominees                    write that nominee's name in the space provided below.)
      contrary)               listed to the right
         [ ]                          [ ]                --------------------------------------------------------------------------

2. Appointment of PricewaterhouseCoopers LLP as the independent                             Please sign exactly as name appears to
   accountants of the Company.                                                              the left. When shares are held by joint
                                                                                            tenants, both should sign. When signing
               FOR     AGAINST   ABSTAIN                                                    as attorney, executor, administrator,
               [ ]       [ ]       [ ]                                                      trustee or guardian, please give full
                                                                                            title as such. If a corporation, please
                                                                                            sign in full corporate name by President
                                                                                            or other authorized officer. If a
                                                                                            partnership, please sign in partnership
                                                                                            name by authorized person.

                                                                                            Dated:                           , 1999
                                                                                                  --------------------------


                                                                                            ---------------------------------------
                                                                                                            (Signature)


                                                                                            ---------------------------------------
                                                                                                    (Signature if held jointly)

                                                                                            PLEASE MARK, SIGN, DATE AND RETURN THIS
                                                                                            PROXY CARD PROMPTLY USING THE ENCLOSED
                                                                                            ENVELOPE.

------------------------------------------------------------------------------------------------------------------------------------
                                                     -FOLD AND DETACH HERE-

                         --------------------------------------------------------------------------
                            [TELEPHONE               VOTE BY TELEPHONE               [TELEPHONE
                             GRAPHIC]          QUICK *** EASY *** IMMEDIATE           GRAPHIC]
                         --------------------------------------------------------------------------

                                 YOUR VOTE IS IMPORTANT! -- YOU CAN VOTE IN ONE OF TWO WAYS:

1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7days a week

                           There is NO CHARGE to you for this call. Have your Proxy Card in hand.
        You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

    ----------------------------------------------------------------------------------------------------------------------------
    OPTION 1:              To vote as the Board of Directors recommends on ALL proposals, press 1
    ----------------------------------------------------------------------------------------------------------------------------
                                        When asked, please confirm by Pressing 1.

    ----------------------------------------------------------------------------------------------------------------------------
    OPTION 2:              If you choose to vote on each Proposal separately, press 0. You will hear these instructions:
    ----------------------------------------------------------------------------------------------------------------------------
                           Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9
                                        To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

                           Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                                        WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

                                                           OR

2. TO VOTE BY PROXY: Mark, sign and date your Proxy Card and return promptly in the enclosed envelope.

                          NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.
                                                  THANK YOU FOR VOTING.
